Exhibit 99.1

Press Release

June 12, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739

Rexnord Corporation Concludes Review of Strategic Alternatives

MILWAUKEE, WI - REXNORD CORPORATION (NYSE: RXN) ("Rexnord" or the "Company") today announced that its Board of Directors has concluded its previously announced review of the Company's strategic alternatives. The Board has determined the best alternative to enhance long term shareholder value is to execute the Company's strategic plan as a stand-alone public company.

“After a thorough review and significant interest, it became clear that the best path to create value for shareholders was the execution of Rexnord's strategic plan. The underlying strength of our businesses, market positions and management team gives us great confidence that we will continue to outperform our served markets and competition, particularly as our key end-markets improve” stated George Sherman, Rexnord's Non-Executive Chairman.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 associates worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve plans, intentions, expectations, strategies, outlook, beliefs or other statements regarding the future, which are forward-looking statements, including statements regarding pursuing a sale, in whole or in part, of the Company. These forward-looking statements are based upon management's present plans, intentions, hopes or strategies regarding the future and involve risks and uncertainties that could cause actual events or developments to be materially different from those indicated in such forward-looking statements. Such risks and uncertainties include, but are not limited to uncertainty regarding the complexity or length of the process, the possibility that the Company will not enter into any transaction, the potential that the process will distract the Company's Board of Directors and management from the Company's business, the potential that the Company will incur significant expenses in unsuccessfully pursuing one or more transactions, the risk that the process will impair relationships with partners, suppliers and associates, the risk that announcements regarding the process will cause a decline in the Company's stock price, the risk of claims or other litigation arising from the pursuit of one or more transactions, and other risks and uncertainties that are contained in the Company's Form 10-K for the fiscal year ended March 31, 2013 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission. All information included in this release is based upon information available to Rexnord as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements.